Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 23, 2021

JONESTRADING INSTITUTIONAL SERVICES LLC

757 Third Avenue, 23rd Floor

New York, NY 10017

Re:          Aberdeen Global Income Fund, Inc.

We have acted as counsel for Aberdeen Global Income Fund, Inc., a Maryland corporation (the “Fund”), in connection with the issuance and sale by the Fund of up to $35,000,000 shares of the Fund’s common stock, par value $0.001 per share (the “Shares”) pursuant to a sales agreement dated as of September 23, 2021, by and among Aberdeen Global Income Fund, Inc., a Maryland corporation (the “Fund”), Aberdeen Standard Investments (Asia) Limited, a Singapore corporation (the “Investment Manager”), Aberdeen Asset Managers Limited, a corporation organized under the laws of the United Kingdom (the “Sub-Adviser”) and JonesTrading Institutional Services LLC (“Jones”) (the “Agreement”). This letter is given pursuant to Sections 7(k) and 8(e) of the Agreement. Except as otherwise indicated, capitalized terms used in this letter have the meanings given to them in the Agreement.

As to matters of fact relating to our opinions, we have relied upon written representations of the parties in the Documents (as defined below), written representations made by the Fund, and written representations of officers and other representatives of the Fund, and we have examined originals, or certified copies or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”), without independent verification of the accuracy of such representations or of the information contained in the Documents:

1.              The notification of registration on Form N-8A (File No. 811-06342) of the Fund filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), on June 28, 1991;

2.              The registration statement on Form N-2 (File Nos. 333-254439 and 811-06342) filed by the Fund with the Commission under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the 1933 Act (the “1933 Act Rules and Regulations”), Pre-Effective Amendment No. 1 and Post-Effective Amendment No. 1 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the 1933 Act Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on July 2, 2021 (such registration statement, as so amended, being hereafter referred to as the “Registration Statement”);

3.              The prospectus, dated July 2, 2021 including the Statement of Additional Information, dated July 2, 2021, each included in the Registration Statement as of its effective date (collectively, the “Base Prospectus”);

4.              The prospectus supplement, dated September 23, 2021, supplementing and including the Base Prospectus and in the form it was filed with the Commission on September 23, 2021 pursuant to Rule 424 promulgated under the 1933 Act within the time period required by such rule (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”);

5.              The registration statement on Form 8-A filed by the Fund with the Commission under the Securities Exchange Act of 1934, as amended (the “1934 Act”), on November 3, 2004;

6.              An executed copy of the officer’s certificate of Megan Kennedy, Secretary of the Fund, dated the date hereof (the “Officer’s Certificate”);

7.              An executed copy of the secretary’s certificate of Megan Kennedy, Secretary of the Fund, dated the date hereof (the “Secretary’s Certificate”);

8.              The charter of the Fund (the “Charter”) certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

9.              A copy of the Fund’s By-Laws (the “Bylaws”), certified pursuant to the Secretary’s Certificate;

10.       A certificate of the SDAT as to the good standing of the Fund, dated as of September 22, 2021 and a bringdown verification thereof, dated the date hereof (collectively, the “Maryland Certificate”);

11.       Copies of certain resolutions adopted by the Board of Directors on February 10, 2021 and March 17, 2021, each certified pursuant to the Secretary’s Certificate;

12.       An executed copy of the Agreement;

13.       An executed copy of the Investment Management Agreement between the Fund and the Adviser, dated as of June 7, 2006 (the “Advisory Agreement”);

14.       An executed copy of the Administration Agreement between the Fund and Aberdeen Asset Management Inc. (the “Administrator”), dated as of February 1, 2010 (the “Administration Agreement”);

15.       An executed copy of the Custodian Contract between the Fund and State Street Bank and Trust Company (“State Street”), dated as of February 20, 1992 (the “Custody Agreement”);

16.       An executed copy of the Transfer Agency and Service Agreement between the Fund and Computershare Trust Company, N.A., and Computershare, Inc., dated as of July 1, 2015 (the “Agency Agreement”);

17.       An executed copy of the Investment Sub-Advisory Agreement between the Fund and Aberdeen Asset Managers Limited, dated as of March 1, 2012 (the “Sub-Advisory Agreement”);

18.       A copy of the Fund’s Dividend Reinvestment and Optional Cash Purchase Plan, certified pursuant to the Secretary’s Certificate.

As used herein, “Organizational Documents” means those documents listed in paragraphs 8 and 9 above and “Fund Agreements” means those documents listed in paragraphs 12 through 17 above.

We have assumed that the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), except for required EDGAR formatting changes, conform to the physical copies of the documents delivered to Jones and submitted for our examination.

In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity and competence of all persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies of such documents.  We have also assumed that each individual executing a Document on behalf of a party (other than the Fund) is authorized to do so, and that each of the parties (other than the Fund) executing any of the Documents had the requisite corporate, trust, limited liability company or partnership power to enter into and perform all obligations under such Documents and has validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are valid and binding and are enforceable against such party in accordance with their terms.  In addition, we have assumed that: (a) each of the parties to the Documents (other than the Fund) is validly existing and in good standing under the laws of the jurisdiction of its organization or formation; (b) each of the parties to the Documents (other than the Fund) has received all agreed upon consideration for each Document to which it purports to be a party; and (c) prior to the issuance of any of the Shares, the Fund will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of common stock.  We assume that (a) there has been no mutual mistake of fact, or misunderstanding or fraud, duress or undue influence in connection with the negotiation, delivery and execution of the Documents and (b) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, vary, supplement or qualify the terms of the Documents.

When an opinion set forth below refers to “our knowledge” or any similar expressions as used herein, it is limited to the actual knowledge of the attorneys of this firm who have rendered substantive legal services to the Fund in connection with the transactions contemplated by the Agreement.  Except to the extent expressly set forth in this letter, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Fund.  Without limiting the generality of the foregoing, it is expressly understood that no opinion is expressed with regard to: (a) the financial ability of the Fund to meet its obligations under the Fund Agreements; (b) the truthfulness or accuracy of any applications, reports, plans, documents or financial statements furnished to Jones by (or on behalf of) the Fund in connection with the Agreement, the Registration Statement or the Prospectus; or (c) the truthfulness or accuracy of any representations or warranties made by the Fund in the Agreement, the Registration Statement, the Prospectus or other documents described herein, which are not the subject of any of the opinions stated herein.  Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Fund.  Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction.

We have not obtained special written rulings of the Commission, state securities commissions or other administrative bodies or officials charged with the administration of such statutes, regulations and rulings and we have not obtained and do not rely on opinions of other counsel in connection with our representation of the Fund as counsel.

Based on, and subject to, the foregoing, the assumptions, limitations and qualifications stated herein and such examination of law as we have deemed necessary, we are of the opinion that:

i.                  The Fund is a corporation existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and is duly qualified to do business and is in good standing under the laws of the State of Maryland.  The Fund has the corporate power to conduct its business as described in the Registration Statement, and the Prospectus and to execute and deliver each of the Fund Agreements and to consummate the transactions contemplated thereby, including the issuance and sale of Shares.

ii.               All of the shares of common stock of the Fund, issued and outstanding immediately prior to the date hereof have been duly authorized and are validly issued, fully paid and non-assessable. The Shares have been duly authorized and, when issued and delivered by the Fund pursuant to the Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable. The statements made in the Prospectus under the caption “Description of the Common Shares”, insofar as they purport to constitute summaries of certain terms of the shares of common stock (including the Shares), constitute accurate summaries of such terms of the common stock under the Charter, the Bylaws and the Maryland General Corporation Law (the “MGCL”) in all material respects. The statements made in the Prospectus under the caption “Certain Provisions of the Maryland General Corporation Law and the Charter and Bylaws”, insofar as they purport to constitute summaries of the MGCL constitute accurate summaries of the MGCL, the Charter and the Bylaws in all material respects. The statements made in the Prospectus under the caption “Tax Matters”, insofar as such statements purport to summarize U.S. federal tax laws referred to therein, are accurate and fairly summarize in all material respects the U.S. federal tax laws referred to therein, subject to the qualifications therein. There are no preemptive or other similar rights to subscribe for or to purchase, nor any restrictions upon the issuance, voting or transfer of, the outstanding shares of common stock or the Shares arising under the Charter, the Bylaws or the MGCL.

iii.            The Fund meets the requirements for use of Form N-2 under the 1933 Act and the 1940 Act. The Fund is registered with the Commission pursuant to Section 8 of the 1940 Act as a closed-end, diversified management investment company; and to our knowledge the Fund has not received any notice from the Commission pursuant to Section 8(e) of the 1940 Act with respect to the Registration Statement;

iv.           Each of the Agreement and the Fund Agreements has been duly authorized, executed and delivered by the Fund; each of the Fund Agreements complies in all material respects with all applicable provisions of the 1940 Act and the rules and regulations thereunder (the “1940 Act Rules and Regulations”) and the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Advisers Act”); and each of the Fund Agreements is a valid and legally binding agreement of the Fund, enforceable against the Fund in accordance with its terms.

v.              The execution, delivery and performance of the Fund Agreements, and the consummation of the transactions contemplated thereunder and in the Registration Statement and the Prospectus, do not and will not result in (a) any breach of any provisions of the Organizational Documents,  (b) any material breach of the 1940 Act Rules and Regulations, the Advisers Act or Maryland law or regulation (except we express no opinion as to the anti-fraud provisions of the federal securities laws, applicable state securities or “blue sky” laws) or, so far as is known to us, any law, regulation, order, judgment, writ or decree of any Maryland or federal government authority applicable to the Fund.

vi.           Neither the execution and delivery by the Fund, nor the performance by the Fund of its obligations under, any of the Fund Agreements, nor the consummation by the Fund of the transactions contemplated thereby, including the issuance and sale by the Fund of the Shares as contemplated by the Agreement, (a) contravenes or constitutes a violation of, or a default under, any agreement or other instrument binding upon the Fund, (b) violates the 1940 Act Rules and Regulations, 1933 Act and the rules and regulations thereunder, the Advisers Act, the MGCL or the laws of the State of New York, or (c) to our knowledge causes the creation of any security interest or lien (other than those expressly created by the Fund Agreements) upon any of the property of the Fund.

vii.        To our knowledge, no consent, approval, authorization, or license with any governmental authority under the MGCL, including any Maryland court having jurisdiction over the Fund, the laws of the State of Maryland or any applicable law, rule or regulation under the United States of America normally applicable to transactions of the type contemplated by the Agreement, is required for the performance of the Fund of its obligations under the Fund Agreements, except such as have been obtained or such as may be required under state securities or “blue sky” laws (as to which we express no opinion).

viii.     To our knowledge, no contract or other document is required to be described in the Prospectus or to be filed as an exhibit to the Registration Statement that is not described or filed as required.

The opinions stated herein are subject to the following qualifications:

i.                  The opinions expressed herein are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally and, as to rights of indemnification and contribution, by principles of public policy.  The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and, with respect to collateral, in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought.

ii.               Without limiting the generality of the foregoing, we express no opinion with respect to:  (1) the availability of specific performance or other equitable remedies for noncompliance with any of the provisions contained in the Fund Agreements; (2) the enforceability of provisions contained in the Fund Agreements relating to the effect of laws which may be enacted in the future; (3) the enforceability of provisions in the Fund Agreements purporting to waive the effect of applicable laws to the extent such waivers are prohibited by such applicable laws; (4) provisions in the Fund Agreements that provide that certain rights or obligations are absolute or unconditional; (5) provisions that provide for the enforceability of the remaining terms and provisions of the Fund Agreements in circumstances in which certain other terms and provisions of such Fund Agreements are illegal or unenforceable; (6) provisions that restrict access to or waive legal or equitable remedies or access to courts; (7) provisions that affect or confer jurisdiction or purport to bind the Fund to the exclusive jurisdiction of any particular court or courts; (8) provisions that permit the Fund to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (9) any provision of the Fund Agreements that may be construed as a forfeiture or penalty; or (10) any provision of the Fund Agreements that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade.

iii.            We call to your attention that irrespective of the agreement of the parties to any Fund Agreement concerning personal jurisdiction over them, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Fund Agreement.

iv.           Our opinion set forth in paragraph (i) above relating to the good standing and valid existence of the Fund is given solely in reliance upon the Maryland Certificate.

v.              Except to the extent expressly stated herein, we do not express any opinion as to (a) the compliance or noncompliance of any other party (other than the Fund) to any of the foregoing Fund Agreements with any state, federal or other laws or regulations applicable to such party or (b) the legal or regulatory status or the nature of the business of such party.

vi.           Except to the extent expressly stated in the opinions contained herein, the opinions stated herein are limited to the agreements specifically identified herein without regard to any agreement or other document referenced in such agreement (including agreements or other documents incorporated by reference or attached or annexed thereto).

vii.        We do not express any opinion with respect to the fees to be charged pursuant to the Fund Agreements.

viii.     We do not express any opinion as to the eligibility under the 1940 Act and the 1940 Act Rules and Regulations of State Street to act as custodian for the Fund.

ix.           We express no opinion as to whether the execution, delivery or performance by the Fund of the Fund Agreements will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Fund.

We express no opinion with respect to the enforceability of waivers of rights or defenses or any indemnification or contribution provisions contained in any agreement or instrument.

The Registration Statement has been declared effective under the 1933 Act. To the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or threatened; and, to the best or our knowledge, the Commission has not issued to the Company notice of any hearing or other proceeding to consider suspension or revocation of registration pursuant to Section 8(e) of the 1940 Act.

We are members of the Bar of the State of New York and, accordingly, we express no opinion herein as to any matters governed by any laws other than the laws of the State of New York, the State of Maryland and the federal securities laws of the United States of America normally applicable to transactions of the type contemplated by the Agreement by closed-end management investment companies registered under the 1940 Act. We express no opinion concerning any state securities or “blue sky” laws, rules or regulations.  Our opinion, to the extent based upon such reliance, is limited by the qualifications, assumptions and conditions set forth in such opinion in addition to those set forth herein.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion speaks only as of the date hereof.  We assume no obligation to supplement these opinions if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

The opinions expressed herein are solely for the benefit of Jones in connection with the transactions contemplated by the Agreement and, without our express written consent, neither our opinion nor this opinion letter may be assigned or provided to or relied upon by any other person or by Jones for any other purpose.

Very truly yours,

/s/ Dechert LLP

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